Exhibit 10.1

ALLIED INTEGRAL UNITED, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 1, 2020 (the “Effective Date”), between ALLIED INTEGRAL UNITED, INC., a Delaware corporation that conducts business as Clearday (the “Company”), and RANDALL HAWKINS (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee; and

WHEREAS, the Company and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. POSITION AND DUTIES.

During the Employment Term (as defined in Section 2), the Employee shall serve as the Chief Financial Officer of the Company and such of the Company’s Affiliates as are determined by the Company from time to time. In this capacity, the Employee shall have the duties, authorities and responsibilities as are intended to be commensurate with such position, as the Company’s Board of Directors (the “Board”) shall designate to the Employee from time to time. The Employee shall report to the Chief Executive Officer Board. During the Employment Term, the Employee’s principal place of business shall be at the Company’s principal office (the “Principal Office”) which shall be located at 8800 Village Drive, San Antonio, Texas or at such other location as may be determined from time to time by the Board during the Employment Term; provided, however, that the Employee understands and agrees that reasonable travel may be required by the Company from time to time for business reasons. During the Employment Term, the Employee shall devote all the Employee’s working time and attention, and provide all the Employee’s skill and effort, to performing his duties and responsibilities to the Company and the Company’s Affiliates, provided, however, that the Employee shall not be prohibited from engaging in civic, charitable and professional activities for which he receives no compensation or other pecuniary advantage, provided that such activities, whether individually or aggregated with other permitted activities, do not violate Section 9 and do not materially interfere with the Employee’s duties and responsibilities to the Company or its Affiliates or create a business conflict with the Company.

2. EMPLOYMENT TERM.

(a) Annual Review; Employment at Will. Your employment is subject annual review and your employment under the terms of this Agreement is terminable by Clearday for Cause or by you for Good Reason, or by either party upon 60 days’ notice as provided in Section 6.

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(b) Certain Definitions. For the purposes of this Agreement:

(i) “Cause” shall mean termination of your employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence:

(1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition),

(2) your failure or refusal to comply in any material respect with material Company policies or lawful directives,

(3) your material breach of any contract or agreement between you and the Company (including but not limited to this letter agreement and any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company,

(4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or

(5) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude or commission of any act that is materially adverse to the Company including racist or offensive statements regarding any demographic as indicated by social or media reaction.

Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate your employment for Cause without notice and opportunity to cure. However, should the Company choose to offer you another opportunity to cure, it shall not be deemed a waiver of its rights under this provision.

(ii) “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than 30 days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and bonus participation (other than reductions that also affect other similarly situated employees) without your prior written agreement; (2) the material diminution of your authority, duties or responsibilities as an employee of the Company without your prior written agreement; or (3) the relocation of your position with the Company to a location that is greater than 50 miles from San Antonio, Texas, without your prior written agreement, provided that in all events the termination of your service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason”.

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(c) “Employment Term” shall mean the period of time commencing on the Effective Date and ending on termination of this Agreement as provided above or in accordance with Section 6.

3. BASE SALARY.

The Employee’s annual rate of base salary shall be $160,000. All base salary amounts shall be payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board, and may be adjusted from time to time by the Board. The Employee’s annual rate of base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS.

(a) Equity Bonus. You will participate in all executive bonus plans, which includes participation in a discretionary cash bonus plan that will be effective after Clearday is a public company by registration or the proposed merger with Superconductor Technologies Inc. (“SCON”) Such bonus incentives do not constitute a promise of payment and require that you must remain employed with the Company through the date that the incentive bonus is paid. Your actual bonus payout will depend on the Company’s financial performance and assessment by the Compensation Committee of the Board (the “Compensation Committee”) in good faith.

(b) Initial Option Award. You will receive $125,000 of options to purchase shares of SCON which to the fullest extent possible, will be incentive stock options. Such options will be granted under the SCON equity incentive plan and be issued at the closing of the proposed merger with SCON. Such options will vest as follows: (1) $50,000 of such options will vest at the end of one year of employment, if you have not committed conduct that constitutes Cause; and (2) the remaining amount will vest equally in four (4) annual installments in arrears, if you have not committed conduct that constitutes Cause. Conduct that constitutes Cause will permit the Company to redeem all options. In the event that the proposed merger with SCON is not consummated, then you will receive a similar option grant on the date that the Company becomes a public reporting company as determined in good faith by the Compensation Committee.

(c) Other Bonuses. In addition, subject to approval by the Compensation Committee, as a senior leader of the Company, after Clearday becomes a public company, you will be eligible for executive incentive plans and bonus for each year in which you remain employed by Clearday in good standing.

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5. EMPLOYEE BENEFITS.

(a) Benefit Plans. The Employee and the Employee’s eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its similarly-situated employees generally (including any pension, profit-sharing, health, disability, life insurance and deferred compensation plans), subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) Vacation. The Employee shall accrue vacation at a rate similar to other senior executives in effect in accordance with the vacation policy of Clearday.

(c) Business Expenses. Upon presentation of appropriate documentation, the Employee shall be reimbursed promptly in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of the Employee’s duties hereunder, if any, and the Company’s policies with regard thereto.

6. TERMINATION.

The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability. Immediately upon written notice by the Company to the Employee of a termination for Disability. For purposes of this Agreement, “Disability” means the Employee’s inability to perform the Employee’s duties hereunder for a period of at least one hundred eighty (180) consecutive days or an aggregate of six (6) months in any twelve (12)-consecutive month period, due to the Employee’s injury or physical or mental illness. Evidence of such injury or physical or mental illness shall be certified by a physician licensed to practice in the state of residence of the Employee selected by the Employee and approved by the Compensation Committee. If the Compensation Committee does not approve a physician selected by the Employee, then one physician shall be selected by the Compensation Committee and one by the Employee, and the two physicians shall attempt to mutually agree upon such injury or physical or mental illness. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on such physical or mental illness shall control.

(b) Death. Automatically on the date of death of the Employee.

(c) Cause. Immediately upon written notice by the Company to the Employee of a termination for Cause.

(d) Without Cause. Upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability), which notice shall be provided at least 60 days prior to the effective date of such termination.

(e) For Good Reason. Upon written notice by the Employee to the Company of a termination for Good Reason. “

(f) Without Good Reason. Upon written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date), which notice shall be provided at least 60 days prior to the effective date of such termination.

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7. CONSEQUENCES OF TERMINATION.

(a) Termination For Cause Or Without Good Reason. If the Employee’s employment is terminated by the Company for Cause, by the Employee without Good Reason, then the Employee shall be entitled to the following:

(i) any unpaid Base Salary through the date of termination payable in accordance with the regular payroll practices of the Company;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination paid promptly in accordance with Sections 5(c) and 22(b)(iv); and

(iii) all other applicable payments, benefits or fringe benefits to which the Employee shall be entitled under, and paid or provided in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(iii) payable in accordance with this Section 7(a) shall be hereafter referred to as the “Accrued Benefits”).

(b) Death. If the Employee’s employment terminates on account of the Employee’s death, then the Employee’s estate shall be entitled to the Accrued Benefits, at the same time and manner as provided in Section 7(a).

(c) Disability. If the Employee’s employment terminates on account of the Employee’s Disability, then the Employee shall be entitled to (i) the Accrued Benefits, in the same time and manner as provided in Section 7(a) and (ii) subject to Employee’s ongoing compliance with the obligations in Sections 8 and 9, the Company shall pay or provide the Employee, subject to (A) the Employee’s and/or the Employee’s covered dependent’s or dependents’, as applicable, timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s (or an Affiliate’s, to the extent the Employee’s group health plan coverage immediately prior to the effective date of the Employee’s termination of employment is through an Affiliate) group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee and the Employee’s covered dependent(s), as applicable, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”) for a period commencing on the effective date of the Employee’s termination of employment and ending six (6) months following the effective date of the Employee’s termination of employment, at the Company’s expense (other than as set for in sub-section (B) of this Section 7(c)(ii)); provided, however, that the Employee is eligible and remains eligible for COBRA coverage; provided further, however, that, if the Employee becomes eligible to participate in the group health plans of a subsequent employer, then such continuation of coverage by the Company under this Section 7(c)(ii) shall immediately cease; and provided further, however, that, notwithstanding the expiration of such twelve month period of coverage at the Company’s expense, nothing herein shall limit Employee’s ability or the ability of the Employee’s covered dependent(s), as applicable, to continue participation under such coverage at his own expense pursuant to COBRA for the duration of any period of eligibility under COBRA. The benefit payable in accordance with Section 7(c)(ii) shall be hereafter referred to as the “COBRA Benefits.”

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(d) Termination Without Cause Or For Good Reason. If the Employee’s employment is terminated by the Company other than for Cause or Disability, by the Employee for Good Reason, or as a result of the Company’s non-extension of the Employment Term as provided in Section 2, the Employee shall be entitled to the Accrued Benefits, in the same time and manner as provided in Section 7(a), and the following payments and benefits subject to Employee’s ongoing compliance with the obligations in Sections 8, and 9:

(i) the COBRA Benefits; and

(ii) continued payment of the Employee’s Base Salary for a period that is generally extended for senior executives of the Company.

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) Other Obligations. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position with the Company or any Affiliate of the Company (including as an officer, director and/or fiduciary), and shall comply with any restrictions on the transfer of options or stock that are applicable. Further, following any termination of the Employee’s employment with the Company, upon the Company’s request the Employee will provide transition services to the Company without additional compensation for up to thirty (30) days following the date the Employee’s employment terminates.

8. RELEASE; NO MITIGATION.

The amounts payable and benefits provided to the Employee pursuant Section 7(c) or Section 7(d), as applicable, other than the Accrued Benefits, shall only be payable or provided if within sixty (60) days following the date of termination the Employee or the Employee’s representative, as the case may be, executes and delivers to the Company a fully effective and irrevocable Agreement and General Release in the form that is used by the Company shall provide to the Employee or the Employee’s representative, as applicable, within seven (7) days following the date of termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer, except as provided in Section 7(c)(ii).

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9. RESTRICTIVE COVENANTS.

(a) Confidentiality. The Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any Person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, during the period of the Employee’s employment and thereafter any nonpublic proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries or any Investment Vehicle or their Affiliates, which shall have been learned or obtained by the Employee before or during the Employee’s employment by the Company (or any predecessor), including without limitation any such business or technical information relating to the Company, any of its subsidiaries or any Investment Vehicle or their Affiliates. Without limiting the foregoing, the Employee shall not, directly or indirectly, make available, sell, disclose or otherwise communicate any of the foregoing information, knowledge or data considered to be a trade secret during the period of employment or at any time thereafter while such information remains a trade secret. The foregoing shall not apply to information that: (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no act of the Employee or any representative or Affiliate of the Employee in violation of this Section 9(a); or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided, however, that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any Person, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 9. For purposes of this Agreement, “Person” shall be used in this Agreement as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended.

(b) Noncompetition. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business may result in irreparable harm to the Company. Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter (the “Restricted Period”), the Employee shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, manager, agent, broker, independent contractor, director, officer or otherwise, and whether or not for compensation) or render services to any Person or become a member of any business organization (including as a stockholder, member, investor, owner, lender, partner, joint venturer, licensor, licensee or distributor), in whatever form, engaged in the Current Business or that provides a service in competition with any product or service being sold or under development, during the period of the Employee’s employment with the Company, by the Company, any of its subsidiaries or any Investment Vehicle; provided that such product or service is or was known to the Employee during his employment or at the time of the termination of his employment. The “Current Business” shall mean the business that is described in the draft registration statement of the Company regarding the proposed merger and any additional businesses that are developed during the term of this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded company that is engaged in the Current Business, so long as the Employee has no active participation in the business of such corporation. In addition, the provisions of this Section 9(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in the Current Business so long as the Employee and such subsidiary, division or unit does not, and does not have plans to, engage in the Current Business.

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(c) Nonsolicitation. During the Restricted Period, the Employee shall not, except in the furtherance of the Employee’s duties hereunder or otherwise in the interests of the Company, directly or indirectly, individually or on behalf of any other Person, solicit, hire, employ, entice or retain any person who (x) is then, or was at any time within the immediately preceding six (6) months, employed by or a consultant to, or (y) is then, or who was an investor in, or a client or customer of, the Company, any of its subsidiary or any Investment Vehicle; provided, however, that the restriction contained in this Section 9(c) shall not apply to (i) any such employee or consultant who was terminated from providing such services by the Company, subsidiary or Investment Vehicle; (ii) general solicitations via newspaper advertisements and other customary employment advertising media not targeted at such employees or consultants (or to the hiring or employment of a person who responds to such a solicitation or advertising) or (iii) any such current or former employee or consultant who directly contacts the Employee for employment or engagement prior to being contacted, directly or indirectly, by the Employee other than as set forth in the prior clause (ii).

(d) Nondisparagement. During the Employee’s employment with the Company and thereafter, the Employee shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the Company, any of its subsidiaries or any Investment Vehicle or their Affiliates, or any of their respective officers, directors, employees, shareholders, agents or products in any manner likely to be harmful to them or their business reputations or personal reputations other than while employed by the Company in the good faith performance of the Employee’s duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).

(e) Inventions.

(i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, which are made or conceived by the Employee, solely or jointly with others, during the Employment Term and which (A) relate to the Employee’s duties, authorities and responsibilities set forth in Section 1, (B) are otherwise developed by the Employee through the use of the Company’s confidential information, facilities or resources, or (C) are otherwise prepared by the Employee at times during which the Employee is or is intended to be serving the Company in the Employee’s capacity as an employee, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. It is agreed that emails by themselves shall constitute acceptable Records. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee hereby irrevocably conveys, transfers and assigns to the Company, to the extent of his right, title and interest, all his right, title and interest in and to the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights relating to the Inventions (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company with respect to the Inventions. The Employee also will execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Employee from the Company.

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(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company, and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including all the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including all rights of any kind or any nature now or hereafter recognized, including the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company or any of its Affiliates.

(f) Return Of Company Property. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company, any of its subsidiaries or any Investment Vehicle or any of their Affiliates (including, but not limited to, any Company-provided laptops, computers, tablets, cell phones, rolodexes and similar address books, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

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10. COOPERATION.

Upon the receipt of reasonable advance notice from the Company (including outside counsel), the Employee agrees that, while employed by the Company and thereafter to the extent that compliance with this Section 10 will not unreasonably interfere with the Employee’s business commitments and other pursuits, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, or any of its subsidiaries or any Investment Vehicle or any of their Affiliates and their respective representatives in defense of any claims that may be made against the Company, or any of its subsidiaries or any Investment Vehicle or any of their Affiliates, and will assist the Company, or any of its subsidiaries or any Investment Vehicle or any of their Affiliates in the prosecution of any claims that may be made by the foregoing, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee promptly shall inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company, or any of its subsidiaries or any Investment Vehicle or any of their Affiliates. The Employee promptly shall inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company, or any of its subsidiaries or any Investment Vehicle or any of their Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the foregoing with respect to such investigation, and shall not do so unless legally required.

11. EQUITABLE RELIEF AND OTHER REMEDIES.

(a) General Provision. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or 10 would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, may be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(b) Termination of Severance Payments. In the event of a violation by the Employee of Section 9, any payment of amounts to the Employee pursuant to Section 7(d)(iii) shall immediately cease.

12. INDEMNIFICATION AND D&O COVERAGE.

(a) Charter Documents. The Employee shall be indemnified by the Company to the fullest extent provided under the charter documents of the Company and any additional agreement between the Company and the Employee.

(b) Insurance. During the Employment Term and thereafter, the Employee will be insured under the directors and officers liability and related insurance policies maintained by the Company to the same extent as the Company covers its other officers.

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13. NO ASSIGNMENTS.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 13(b), no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company, its successors and any successor to its business and/or assets.

14. NOTICE.

Except where otherwise specifically provided in this Agreement, all notices, requests, designations, consents, approvals and statements pursuant to this Agreement (each, a “Notice”) shall be in writing and, if properly addressed to the recipient, shall be: (a) delivered personally to the recipient; (b) mailed by first class mail (or if sent from outside the United States, by airmail), postage prepaid; (c) sent by electronic facsimile transmission (provided, however, that such Notice also shall be sent by one of the other methods specified in this Section 14); or (d) if sent by a reputable overnight courier service (including the USPS), overnight delivery requested. Notices shall be deemed to be properly addressed, to the Company or to any Member, if addressed to such Person at such Person’s address as set forth in this Section 14, or to such other address or addresses as the addressee previously may have specified by Notice given to the other parties in the manner contemplated by this Section 14. Each Notice shall be deemed given upon receipt (or refusal of receipt). Notices shall be provided to the following addresses:

If to the Employee:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

To its principal place of business

Attention: Chief Executive Officer

15. SECTION HEADINGS; INCONSISTENCY.

The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

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17. COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that, in connection with any such arbitration and, regardless of outcome, each party shall pay all of its own costs and expenses, including its own legal fees and expenses; provided that the arbitrator may, in the arbitrator’s discretion, award costs and fees to the prevailing party; provided that the Company shall pay the Employee’s reasonable out-of-pocket expenses for travel and lodging in an aggregate amount not to exceed $2,500. The arbitration costs (including, without way of limitation, all filing and administrative fees as well as the fees and expenses of the arbitrator) shall be borne entirely by the Company.

19. SURVIVAL OF PROVISIONS. The obligations contained in Sections 7 through 14, 18, 19 and 20 and 22 shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable by either party hereto thereafter.

20. MISCELLANEOUS.

(a) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b) Entire Agreement. This Agreement, together with all exhibits hereto (if any), sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. Except as limited by the preceding sentence, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(c) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to the choice of law principles thereof.

(d) Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of this Agreement shall be brought only in the state or United States Federal courts located in the State of Texas, Bexar County.

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21. REPRESENTATIONS.

The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, which could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

22. TAX MATTERS.

(a) Withholdings. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) Section 409A Compliance.

(i) Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Company (with specificity as to the reason therefore) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to comply with the requirements of Code Section 409A to the extent applicable. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii) Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Employee’s date of termination the Employee is deemed to be a “specified employee” within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of the Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), on the earlier of (i) the date which is six months and one day after the Employee’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of the Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

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(iii) (iii) Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

(iv) Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement shall be made in accordance with the Company’s applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(v) Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Allied Integral United, Inc. (d/b/a Clearday)

By:	/s/ James Wales
Name:	James Walesa
Title:	CEO

/s/ Randall Hawkins
RANDALL HAWKINS

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